Exhibit 10.8

ASSET PURCHASE AGREEMENT

between

WINLAND ELECTRONICS, INC.

and

NORTECH SYSTEMS, INC.

Dated as of November 15, 2010

i

5.6	Further Assurances; Consents	24
5.7	Purchaser’s Investigation; No Additional Representations	24
5.8	Bulk Transfer Laws	25
5.9	Covenant-Not-To-Compete Agreement	25
5.10	Purchaser Lease Agreement	25
5.11	Seller Sublease Agreement	25
5.12	Manufacturing Agreement	25
5.13	Compliance with WARN, Etc.	25
5.14	Litigation Support	25
5.15	Tax Matters	26
5.16	Trademarks; Names	26
5.17	Post-Closing Reconciliation of Accounts	27
5.18	Payment of Assumed Liabilities	27
5.19	No Solicitation	27
ARTICLE 6 CONDITIONS TO CLOSING		28
6.1	Conditions to the Obligations of Purchaser and Seller	28
6.2	Conditions to the Obligations of Purchaser	28
6.3	Conditions to the Obligations of Seller	29
ARTICLE 7 SURVIVAL AND INDEMNIFICATION		29
7.1	Survival	29
7.2	Indemnification by Purchaser	29
7.3	Indemnification by Seller	30
7.4	Indemnification Procedures	30
7.5	Exclusive Remedy; Limitation of Remedy	31
7.6	Characterization of Indemnification Payments	31
7.7	Computation of Losses Subject to Indemnification	31
7.8	Limitations on Liability	31
7.9	Mitigation	32
7.10	Waiver of Conditions; Indemnity	32
ARTICLE 8 TERMINATION		32
8.1	Termination	32
8.2	Effect of Termination	32
ARTICLE 9 MISCELLANEOUS		33
9.1	Notices	33
9.2	Specific Performance	34
9.3	Amendment; Waiver	34
9.4	Assignment	34
9.5	Entire Agreement	34
9.6	Fulfillment of Obligations	34
9.7	Parties in Interest	34
9.8	Public Disclosure	34
9.9	Return of Information	35
9.10	Expenses	35
9.11	Schedules	35
9.12	Governing Law	35
9.13	Consent to Jurisdiction	35

ii

9.14	Waiver of Jury Trial	36
9.15	Counterparts	36
9.16	Headings	36
9.17	Severability	36

List of Schedules

1.1(a)	Excluded Names, Logo and Marks
1.1(b)	Other Excluded Assets
1.1(c)	Permitted Encumbrances
2.1(a)(i)	Equipment
2.1(a)(ii)	Assumed Contracts
2.1(a)(iii)	Inventory
2.1(a)(iv)	Accounts Receivable
2.1(c)	Assumed Liabilities
2.5	Allocation of Purchase Price
3.4	Required Governmental Consents
3.5	Financial Statements
3.6	Material Occurrences
3.7	Pending or Threatened Litigation
3.9	Material Contracts
3.10(a)	Intellectual Property
3.10(b)	Claims Against Intellectual Property
3.12	Taxes
3.13	Employee Benefit Plans
3.15	Environmental Matters
4.5	Purchaser Required Governmental Consents
4.6	Purchaser Pending or Threatened Litigation
5.5(e)	Current Employees
5.5(f)	Former Employees

List of Exhibits

A	Form of Bill of Sale
B	Form of Assignment and Assumption Agreement
C	Form of Seller’s Secretary’s Certificate
D	Form of Seller’s Officer’s Certificate
E	Form of Purchaser’s Secretary’s Certificate
F	Form of Purchaser’s Officer’s Certificate
G	Form of Covenant-Not-To-Compete Agreement
H	Purchaser Lease Agreement
I	Seller Sub1ease Agreement
J	Manufacturing Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 15, 2010 by and between Winland Electronics, Inc., a Minnesota corporation (“Seller”), and Nortech Systems, Inc., a Minnesota corporation (“Purchaser”).

RECITALS:

WHEREAS, the Seller is engaged in the Business (as defined below) and owns the Conveyed Assets (as defined below); and

WHEREAS, the parties hereto desire that the Seller shall sell and transfer to Purchaser and Purchaser shall purchase from the Seller all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, which are hereby incorporated by reference herein, of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

1.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person specified.  The term “control” as used in the immediately preceding sentence, means the ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof, and all Exhibits and Schedules hereto.

“Allocation” shall have the meaning set forth in Section 2.5 hereof.

“Alternative Proposal” shall have the meaning set forth in Section 5.19 hereof.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.6(b)(ii) hereof.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(ii) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.1(c) hereof.

“Benefit Plans” shall mean each “employee benefit plan”, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each personnel policy, employee manual or other statement of rules or policies concerning employment, stock option plan, stock purchase plan, stock appreciation rights plan, collective bargaining agreement, bonus plan, incentive award plan, workers’ compensation, vacation and sick leave policy, fringe benefit plan, life, health, dental, vision, hospitalization or disability plan, severance pay plan, deferred compensation agreement, employment or consulting agreement, change in control arrangement, and other Contracts and commitments concerning employment.

“Bill of Sale” shall have the meaning set forth in Section 2.6(b)(i) hereof.

“Business” shall mean Seller’s Electronics Manufacturing Services (EMS) business in the manner conducted by Seller with the Conveyed Assets on the date hereof.  For clarification, the Business shall not include Seller’s proprietary monitoring device assets.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Minneapolis, Minnesota, USA are authorized or obligated by law or executive order to close.

“Claim” shall have the meaning set forth in Section 7.4 hereof.

“Claim Notice” shall have the meaning set forth in Section 7.4 hereof.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.6(a) hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain letter agreement regarding confidential materials, dated June 15, 2010 between Seller and Purchaser relating to the Business.

“Conveyed Assets” shall have the meaning set forth in Section 2.1(a) hereof, it being understood that the Conveyed Assets do not include the Excluded Assets.

“Covenant-Not-To Compete Agreements” shall have the meaning set forth in Section 5.9 hereof.

“Current Employees” shall have the meaning set forth in Section 5.5(a) hereof.

“Disclosure Schedules” shall have the meaning set forth in the preamble to Article 3 hereof.

“Employee” shall mean all individuals employed by the Business and listed on Schedule 5.5(e) hereto or hired or designated for the Business after the date of such Schedule, who, as of the Business Day immediately preceding the Closing Date are employed by the Business.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plan and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)              any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health regulation of any chemical substance or product);

(b)              any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)              financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resources damages; or

(d)              any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)              advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

(b)              preventing or reducing to acceptable levels the release of pollutants or hazardous characteristics of wastes that are generated;

(c)              reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)              assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)              protecting resources, species or ecological amenities;

(f)               reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)              cleaning up pollutants that have been Released, preventing the threat of release or paying the costs of such clean up or prevention; or

(h)              making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equipment” shall have the meaning set forth in Section 2.1(a)(i) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with Seller would have been deemed a “single employer” within the meaning of Section 4001(b) of ERISA at any time within the five-year period ending on the Closing Date.

“Excluded Assets” shall mean, (i) all cash and cash equivalents, (ii) all losses, loss carryforwards and rights to receive refunds, credits and credit carryforwards with respect to any and all Taxes, to the extent attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon, (iii) its corporate books and records, (iv) all insurance recoveries due to it and relating to periods prior to the Closing Date, (v) except as expressly set forth herein, all assets of any of its employee benefit plans, (vi) the “Winland Electronics” name and logo and any and all rights to the trade names and trademarks listed on Schedule 1.1(a), (vii) stock, shares, units, interests and other ownership and/or equity or debt securities held by Seller in another entity, (viii) any and all assets not used exclusively in the Business, (ix) all assets to be retained by Seller but made available to Purchaser pursuant to the Purchaser Lease Agreement or other agreements hereunder, (x) all rights existing under all contracts to which Seller is a party, except for any Assumed Contracts, (xi) any Seller’s rights under or pursuant to this Agreement and agreements entered into pursuant to this Agreement, (xii) control of the attorney-client privilege with respect to Seller, (xii) any assets listed on Schedule 1.1(b) hereto, and (xiv) assets not specifically listed and identified on Schedule 2.1(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(d) hereof.

“Facility” shall mean Seller’s office and manufacturing facility and improvements located at 1950 Excel Drive, Mankato Minnesota, 56001.

“Final Net Receivables” shall have the meaning set forth in Section 2.3(c) hereof.

“Financial Statements” shall mean the financial data set forth in Schedule 3.5 hereto.

“Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorization” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable laws, ordinances or regulations of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the Facility or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or pose an unreasonable risk of harm, to persons or property on or off the Facility.

“Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Governmental Authority, including any material, substance or waste which is defined as “hazardous waste,” hazardous material,” hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” containment,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Hired Employees” shall have the meaning set forth in Section 5.5(b) hereof.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is described in clause (i) above, or (iii) withholding taxes measured by, or calculated with respect to, distributions (other than wages).

“Indemnified Parties” shall have the meaning set forth in Section 7.3(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 7.4 hereof.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(c) hereof.

“Intellectual Property” shall mean patents, patent applications, trade secrets, trademarks, service marks, trade dress and copyrights.

“Inventories” shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by Seller and used exclusively in the Business.

“IRS” shall mean the Internal Revenue Service of the United States.

“Key Employees  Thomas J. de Petra and Glenn Kermes.

“Knowledge of Seller” shall mean, and shall be restricted to, the actual knowledge of only the Key Employees.

“Laws” shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, charge or similar encumbrance.

“Losses” shall have the meaning set forth in Section 7.2 hereof.

“Manufacturing Agreement” shall have the meaning set forth in Section 5.12 hereof.

“Material Adverse Effect” shall mean any change or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to the Business taken as a whole; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any adverse circumstance, change or effect arising out of any of the following be, a Material Adverse Effect: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect that results from changes affecting any of the industries in which the Business operates generally or the United States or worldwide economy generally; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (iv) failure to meet internal forecasts or published financial projections, forecasts or revenue or earning predictions; (v) any change or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement, including loss of any employees, customers, suppliers, partners or distributors; or (vi) any change, effect or development arising from or related to items listed on or set forth in a schedule referenced in connection with and setting forth disclosures and/or exceptions with respect to any of Seller’s representations or warranties herein.

“Material Contracts” shall have the meaning set forth in Section 3.9(a) hereof.

“Minimum Inventory Consumption Amount” shall have the meaning set forth in Section 2.4(b) hereof.

“Net Receivables of the Business” shall mean in the aggregate, the accounts receivable of the Business less the accounts payable of the Business.

“Net Receivables Statement” shall have the meaning set forth in Section 2.3(a) hereof.

“Notice of Disagreement” shall have the meaning set forth in Section 2.3(b) hereof.

“Notice Period” shall have the meaning set forth in Section 7.4 hereof.

“Permits” shall have the meaning set forth in Section 3.8(b) hereof.

“Permitted Encumbrances” shall mean (i) all liens, security interests, mortgages, charges or encumbrances set forth on Schedule 1.1(c) hereto, (ii) statutory liens, charges or encumbrances arising out of operation of Law with respect to an Assumed Liability incurred in the ordinary course of business and which is not delinquent, (iii) such liens, charges or encumbrances and other imperfections of title as do not detract from the value or impair the use of the property subject thereto, or (iv) liens for Taxes not yet due or which are being actively contested in good faith by appropriate proceedings.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

“Purchase Price” shall have the meaning set forth in Section 2.2 hereof.

“Purchaser” shall have the meaning set forth in the heading of this Agreement and shall include its Affiliates.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.3(a) hereof.

“Purchaser Lease Agreement” shall have the meaning set forth in Section 5.10 hereof.

“Qualified Plans” shall have the meaning set forth in Section 3.13(c) hereof.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2 hereof.

“Seller Sublease Agreement” shall have the meaning set forth in Section 5.11 hereof.

“Straddle Taxable Period” shall have the meaning set forth in Section 5.15(b) hereof.

“Subsidiary” shall mean an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly fifty percent (50%) or more of the voting power or other similar interests.

“Target Net Receivables” shall mean the amount of Six Hundred Thousand Dollars ($600,000).

“Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

“Tax Return” or “Tax Returns” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3           Other Definitional Provisions.

(a)           The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The terms “dollars” and “$” shall mean United States dollars.

ARTICLE 2

PURCHASE AND SALE

2.1           Purchase and Sale of Conveyed Assets and Assumption of Liabilities

(a)           On the terms and subject to the conditions set forth herein, at the Closing, Seller agrees to sell convey to Purchaser and Purchaser agrees to purchase, acquire and accept from Seller, free and clear of all Liens, other than Permitted Encumbrances and Liens created in connection with the transactions contemplated herein, all of the right, title and interest of Seller in and to the assets, properties and rights identified and listed on Schedule 2.1(a) for each of the categories set forth in the following clauses, as the same shall exist as of the Closing, but with the exception of the Excluded Assets (collectively, the “Conveyed Assets”):

(i) the furniture, equipment, machinery, supplies, personal property and other tangible property owned, leased or licensed by Seller set forth on Schedule 2.1(a)(i) (collectively, the “Equipment”);

(ii) the contracts, licenses, agreements and commitments set forth on Schedule 2.1(a)(ii) (“Assumed Contracts”);

(iii) the Inventories of the Business set forth on Schedule 2.1(a)(iii);

(iv) all billed and unbilled accounts receivable and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of services, whether or not evidenced by a note as set forth on Schedule 2.1(a)(iv);

(v) all rights of Seller under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors only to the extent relating to the Business or affecting the Conveyed Assets and only to the extent transferable;

(vi) all customer and vendor lists only to the extent relating to the Business, and all files and documents (including credit information) only to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) only to the extent relating to the Conveyed Assets or the Business; provided, however, that the Seller may redact any information not related to the Business therein; and

(vii) the goodwill and going concern value of the Business.

Notwithstanding the foregoing, but subject to the provisions of Section 2.1(b) and Section 5.6, Seller shall be required to transfer, assign or convey any of its interest in any Assumed Contract only to the extent that Seller has the right and ability to make such transfer and no action hereunder shall constitute an assignment thereof except to such extent.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other agreement described herein, all risk of loss or damage with respect to the Conveyed Assets shall pass to Purchaser and Purchaser’s Affiliates upon the Closing and Seller shall not be liable for any loss or injury to the Conveyed Assets thereafter.  Following the Closing, the Conveyed Assets shall not be insured by Seller against loss or injury however caused.  Where loss or injury occurs to Conveyed Assets, for which Seller is liable, Seller shall be responsible for the cost of removing and disposing of such Conveyed Assets and the cost of any clean up and remediation resulting from the loss or injury to the Conveyed Assets.

(c)           Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and agree to pay, and perform and discharge when due, all Liabilities of Seller set forth on Schedule 2.1(c) (collectively, the “Assumed Liabilities”).  Such Assumed Liabilities, which are the same Assumed Liabilities as were presented and disclosed to Purchaser on September 30, 2010, shall be paid, performed and discharged by Purchaser on the same terms as conditions as apply to Seller prior to the Closing Date.  Assumed Liabilities shall also include all lawsuits or other proceedings arising after the Closing to the extent resulting from the conduct of the Business or the ownership of the Conveyed Assets on, or after the Closing Date and all Liabilities arising from the development, manufacture, distribution or sale of any product of the Business on, or after the Closing Date, including warranty obligations.

(d)           Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is not assuming the following Liabilities of Seller with respect to the Business, and Seller shall be responsible for the satisfaction or discharge of such Liabilities (collectively, the “Excluded Liabilities”):  (i) Liabilities resulting from indebtedness for borrowed money; (ii) Liabilities for which Seller expressly has responsibility pursuant to the terms of this Agreement; (iii) Liabilities associated with the Excluded Assets; and (iv) Liabilities to Employees with respect to periods prior to the Closing, except as provided herein.

2.2           Purchase Price.  In consideration of the sale and transfer of the Conveyed Assets, Purchaser shall pay to Seller at Closing, in accordance with the provisions of this Agreement, One Million Five Hundred Thousand Dollar ($1,500,000) in cash (the “Initial Payment”), by wire transfer of immediately available funds to an account or accounts designated by Seller, Two Hundred Fifty Thousand Dollars ($250,000) on July 1, 2011, and Two Hundred Fifty Thousand Dollars ($250,000) on October 1, 2011 (the “Deferred Payments”), which shall be adjusted as described in Section 2.3 below and allocated among the Conveyed Assets as described in Section 2.5 below.  The Initial Payment and the Deferred Payments shall constitute the “Purchase Price.”

2.3           Net Receivables Adjustment.

(a)           Seller shall prepare a statement of the Net Receivables of the Business (the “Net Receivables Statement”) and will deliver a copy of the Net Receivables Statement to Purchaser at Closing.  The Net Receivables Statement, which will be unaudited, shall be prepared and the valuations therein made on a basis consistent with the calculation of the Target Net Receivables.  Purchaser shall assist Seller in the preparation of the Net Receivables

Statement.  If Purchaser agrees with the Net Receivables Statement, the Initial Payment shall be adjusted to the extent that the Net Receivables Statement is less than or greater than the Target Net Receivables.

(b)           If Purchaser disagrees with the Net Receivables Statement, Purchaser may, within ten (10) Business Days after its receipt of the Net Receivables Statement, deliver a written notice to Seller disagreeing with the Net Receivable Statement (a “Notice of Disagreement”).  Any such Notice of Disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Net Receivables Statement.

(c)           If a Notice of Disagreement shall be timely delivered pursuant to Section 2.3(b) above, the parties shall, during the ten (10) Business Days following such delivery (as such time period may be extended by the mutual agreement of the parties), use their reasonable best efforts to reach agreement on the disputed items.  If, during such period (or extension thereof), the parties are unable to reach agreement, KPMG LLP (the “Independent Accounting Firm”) shall promptly review this Agreement and the disputed items or amounts.  In connection therewith, the Independent Accounting Firm shall consider only those items or amounts in the applicable Net Receivables Statement as to which Purchaser has disagreed.  The Independent Accounting Firm shall deliver to Seller and Purchaser, as promptly as possible, a report prepared and the valuations therein made on a basis consistent with the calculation of the Target Net Receivables and shall set forth therein its adjustments, if any, to the applicable Net Receivables Statement and the calculations supporting such adjustments.  Such report shall be final and binding on the parties.  The cost of such review and report shall be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocation also shall be determined by the Independent Accounting Firm at the time such report is rendered by the Independent Accounting Firm.  As used herein, “Final Net Receivables” shall mean (i) if no Notice of Disagreement is delivered by Seller within the period provided in Section 2.3(b) above, the Net Receivables of the Business as shown in the Net Receivables Statement as prepared pursuant to Section 2.3(a), or (ii) if such a Notice of Disagreement is delivered by Seller, either (A) the Net Receivables of the Business as agreed to in writing by Seller and Purchaser or (B) the Net Receivables of the Business as shown in the Independent Accounting Firm’s calculation delivered pursuant to this Section 2.3(c).

(d)           Following the determination of the Final Net Receivables (i) in the event the Final Net Receivables is less than the Target Net Receivables, then Seller shall pay to Purchaser or Purchaser may deduct from the Deferred Payments, as an adjustment to the Purchase Price, the amount of such deficiency, and (ii) in the event the Final Net Receivables is greater than the Target Net Receivables, then Purchaser shall pay to Seller, as an adjustment to the Purchase Price, the amount of such surplus.  Any payments required pursuant to this Section 2.3(d) shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller or Purchaser, as applicable, on or before the fifth (5th) Business Day following the date on which the Final Net Receivables was determined pursuant to Section 2.3(c) above.

(e)           Purchaser shall make commercially reasonable efforts to collect the acquired receivable.  To the extent that Purchaser is unable to collect any receivables, the amount of such uncollectible receivables shall be deducted from the Deferred Payments, and such receivables shall be reassigned to Seller.

2.4           Inventory Obligations.

(a)           Purchaser agrees to purchase Inventory, as it is consumed by Purchaser, from Seller for a period of twenty-four (24) months after the Closing Date.  Purchaser will purchase Inventory from Seller pursuant to Purchaser’s normal purchasing cycles and will give Seller a detailed report of such Inventory purchases to date on the first day of each month after the Closing;

(b)           The Inventory consumed by Purchaser from Seller as set forth in Section 2.4(a), shall be subject to a minimum consumption total by Purchaser of at least Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Minimum Inventory Consumption Amount”);

(c)           Until the Minimum Inventory Consumption Amount is reached, Purchaser shall consume the Inventory from Seller on a first priority basis before it looks to third parties for Inventory.  After the  Minimum Inventory Consumption Amount is reached, Purchaser shall not be obligated to purchase additional Inventory from Seller; and

(d)           If any Inventory is not consumed by Purchaser within the twenty-four (24) month period after the Closing Date, at Seller’s option, the Inventory will be returned to Seller or Seller will give Purchaser disposition instructions for the remaining Inventory.  Purchaser shall execute such disposition instructions and remit to Seller any funds received from the disposition of the remaining Inventory, after deducting its reasonable expenses.

2.5           Allocation of Purchase Price.  As of the Closing Date, Seller and Purchaser shall have agreed to the allocation of the Purchase Price among the Conveyed Assets as set forth in Schedule 2.5 (the “Allocation”).  Seller on the one hand and Purchaser on the other shall (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise.  In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.  Seller and Purchaser acknowledge that the Allocation was done at arm’s length based upon a good faith estimate of fair market values.

2.6           Closing; Delivery and Payment.

(a)           The Closing shall take place at the offices of Fredrikson & Byron, P.A. in Minneapolis, Minnesota at 10:00 A.M., Central time, on the later of January 1, 2011 or the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in

Article 6, or at such other times and places as the parties hereto may mutually agree.  The “Closing Date” shall be January 1, 2011.  The Closing shall be deemed to occur and be effective as of 12:01 a.m. on the Closing Date.

(b)           At the Closing, Seller, deliver to Purchaser:

(i)            a bill of sale for the Conveyed Assets that are tangible personal property, in the form attached hereto as Exhibit A (the “Bill of Sale”), executed by Seller;

(ii)           an assignment agreement for the Conveyed Assets that are intangible personal property, in the form attached hereto as Exhibit B, which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Seller;

(iii)          the Secretary’s Certificate, in the form attached hereto as Exhibit C, dated the Closing Date and signed by the Secretary or an Assistant Secretary of Seller;

(iv)          the Officer’s Certificate, in the form attached hereto as Exhibit D, dated the Closing Date and signed by a duly authorized officer of Seller;

(v)           the Covenant-Not-To-Compete Agreements, in the form attached hereto as Exhibit G, executed by Seller and each Key Employee;

(vi)          the Purchaser Lease Agreement, as attached hereto as Exhibit H, executed by Seller;

(vii)         the Seller Sublease Agreement, as attached hereto as Exhibit I, executed by Seller;

(viii)        the Manufacturing Agreement, as attached hereto as Exhibit J, executed By Seller;

(ix)           copies of the resolutions of the Board of Directors of Seller authorizing and approving the transactions contemplated herein;

(x)            a certification of Seller that the Seller’s shareholders have authorized and approved the transactions contemplated herein; and

(xi)           such other instruments and documents that may be reasonably requested or required by Purchaser to consummate the transfer of the Conveyed Assets and assignment and assumption of the Assumed Liabilities pursuant to this Agreement.

(c)           At the Closing, Purchaser shall deliver to Seller:

(i)            the Purchase Price by wire transfer in immediately available funds to one or more accounts specified in writing by Seller on or prior to the Closing Date;

(ii)           the certificate referred to in Section 6.3(a) hereof;

(iii)          the Assignment and Assumption Agreement, as attached hereto as Exhibit B executed by Purchaser;

(iv)          the Secretary’s Certificate, in the form attached hereto as Exhibit E, dated the Closing Date and signed by the Secretary or an Assistant Secretary of Purchaser;

(v)           the Officer’s Certificate, in the form attached hereto as Exhibit F, dated the Closing Date and signed by a duly authorized officer of Purchaser;

(vi)          the Purchaser Lease Agreement, as attached hereto as Exhibit H, executed by Seller;

(vii)         the Seller Sublease Agreement, as attached hereto as Exhibit I, executed by Seller;

(viii)        the Manufacturing Agreement, as attached hereto as Exhibit J, executed By Seller;

(ix)           copies of the resolutions of the board of directors of Purchaser authorizing and approving the transactions contemplated herein; and

(x)            such other instruments and documents that may be reasonably requested or required by Seller to consummate the transfer of the Conveyed Assets and assignment and assumption of the Assumed Liabilities pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true, correct and complete, subject to and except as otherwise expressly set forth in this Article 3 or in Seller’s Disclosure Schedules attached hereto and incorporated herein by reference (the “Disclosure Schedules”), as of the date hereof.

3.1           Organization.  Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

3.2           Authority; Binding Effect.

(a)           Seller has full organizational power and organizational authority to carry on its business as is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder, have been duly authorized by all requisite corporate or organizational action, and no other corporate proceedings are required in connection with its execution, delivery and performance of this Agreement.

(b)           This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3           Noncontravention.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby does not and will not (a) violate any provision of its articles of incorporation, bylaws or other comparable organizational documents, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller with respect to the Business under, any agreement, contract, understanding, or other instrument to which Seller is a party or to which its material assets are subject, (c) assuming compliance with the matters set forth in Sections 3.4 and 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Seller is subject, including any Governmental Authorization, or (d) result in the creation or imposition of any Lien, other than Permitted Encumbrances.

3.4           Governmental Consents and Approvals.  Except as set forth in Schedule 3.4 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Seller does not require any consent or approval of any Governmental Authority.

3.5           Financial Information; Books and Records.  The Financial Statements as set forth on Schedule 3.5 are complete and correct in all material respects according to the books of Seller, have been recorded in accordance with Seller’s policies and procedures, consistently applied, and present fairly, in accordance with such policies and procedures, the results of operations of the Business in all material respects for the periods covered thereby.  The accounts receivable of the Business reflected in the Financial Statements arose in the ordinary course of business from bona fide transactions.  The Inventories reflected in the Financial Statements consist of materials, work in progress and finished goods, valued consistent with Seller’s accounting policies used in the Business.  Seller has no liabilities except for liabilities reflected or reserved on the balance sheet of the Financial Statements and liabilities incurred in the ordinary course of business since the date of the Financial Statements.

3.6           Absence of Certain Changes or Events.  To the Knowledge of Seller, except to the extent arising out of transactions contemplated by this Agreement or as set forth in Schedule 3.6 of the Disclosure Schedules, since the date of the latest Financial Statements, the Business has been conducted in the ordinary course consistent with recent trends and performance as reflected in the Financial Statements for the first two fiscal quarters of 2010 and the Business has not suffered a Material Adverse Effect.

3.7           Litigation and Claims.  Schedule 3.7 of the Disclosure Schedules sets forth a true, correct and complete list of every civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to the Business or the transactions contemplated hereby.

3.8           Compliance with Laws.

(a)           There are, and during the two (2) years preceding the date of this Agreement, there have been, no violations by Seller of applicable Laws or Governmental Orders that would have a Material Adverse Effect.

(b)           Seller possesses all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, “Permits”) necessary for the conduct of the Business as it is currently conducted, and all such Permits are being complied with by Seller, except for such failures to possess or comply with that would not have a Material Adverse Effect.

3.9           Material Contracts.

(a)           Schedule 3.9 of the Disclosure Schedules lists each of the following contracts and agreements of Seller used exclusively in the Business (such contracts and agreements being “Material Contracts”):

(i)            each contract, agreement and other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business extending beyond twelve (12) months or the terms of which provide for purchases thereunder in excess of Ten Thousand Dollars ($10,000) on an annual basis;

(ii)           each contract, agreement and other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Business with firm commitments in excess of one year from the date of this Agreement;

(iii)          all broker, distributor, dealer, manufacturer’s representative, franchise and agency agreements related to the Business;

(iv)          all contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating to the Business with respect to which Seller is an obligor;

(v)           all patent and technology licenses and trademark licenses and agreements, and research and development agreements relating to the Business; and

(vi)          all agreements entered into since January 1, 2010 providing for the acquisition or disposition of any Conveyed Assets outside of the ordinary course of business.

(b)           (i) each Material Contract is valid and binding on Seller, and to the Knowledge of Seller, the other party thereto, and is in full force and effect, (ii) each Material Contract by its terms does not prohibit or in any way restrict or penalize assignment to Purchaser, and (iii) Seller is not in breach of, or default under, any such Material Contract, which breach or default would result in a Material Adverse Effect.

3.10         Intellectual Property.

(a)           Schedule 3.10(a) sets forth a list, as of the date hereof, of all material patents, patent applications, trademark applications, trademark registrations, copyright applications and copyright registrations that are owned by Seller, or for which Seller has a belief that it has an ownership interest in.

(b)           Except as disclosed in Schedule 3.10(b), with respect to the Business: (i) Seller has title or an ownership interest in the patents and trademarks, (ii) Seller’s intellectual property counsel has not received any unresolved material written claim in the last four (4) years from any third party charging Seller with infringement of any Intellectual Property in connection with Seller’s conduct of the Business.

3.11         Assets.

(a)           Seller owns, leases or has the legal right to use all of its Conveyed Assets.  Seller has good and marketable title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets except for Permitted Encumbrances.

(b)           To the Knowledge of Seller, assuming sufficient liquidity is available to Purchaser, and a sufficient workforce of Employees continues employment with Purchaser following the Closing, the Conveyed Assets (with the Excluded Assets and the Excluded Liabilities), as of the date hereof and those assets used by the Business that are to be retained by Seller but made available to Purchaser pursuant to the Purchaser Lease Agreement (assuming performance by Purchaser under such agreements) constitute all the properties, assets and rights sufficient to conduct the Business immediately at the effectiveness of the Closing in all material respects as conducted as of the date of this Agreement; provided, however, that this Section 3.11(b) is not intended to provide, and does not provide, any representations or warranties regarding (i) any future results or success of the Business following the Closing, (ii) any anticipated or actual future operating or financial performance of the Business and/or the Purchaser following the Closing, (iii) the availability or sufficiency of any insurance for the benefit of the Business and/or (iv) the sufficiency of the Conveyed Assets for any period following the effectiveness of the Closing.

3.12         Taxes.  Except as set forth in Schedule 3.12 of the Disclosure Schedules, (a) all material Tax Returns that are required to be filed on or before the date hereof by or on behalf of Seller with respect to the Business or the Conveyed Assets have been filed, (b) all Taxes shown to be due and payable on such Tax Returns have been paid and (c) all Tax Returns are true, correct and complete.  There are no Tax Liens upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith.  Except as set forth on

Schedule 3.12 of the Disclosure Schedules, no Tax Return that includes Seller with respect to the Business or the Conveyed Assets is currently being examined by any taxing authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return.  Except as expressly set forth in Section 3.13, this Section 3.12 constitutes all of Seller’s representations and warranties with respect to Taxes and no other representation or warranty in this Agreement shall be construed or interpreted to apply to any matter relating to Taxes.

3.13         Employee Benefits.

(a)           Schedule 3.13 sets forth a list of each of the Plans in effect as of the date hereof.

(b)           To the Knowledge of Seller, with respect to the Business, neither Seller nor any ERISA Affiliate has incurred any material liability under, arising out of or by operation of Title IV of ERISA.  To the Knowledge of Seller, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan.

(c)           Each of the Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) has received a favorable determination letter from the IRS that such plan is so qualified, and to the Knowledge of Seller, since the date of such IRS determination, nothing has occurred with respect to the operation of any such plan that, either individually or in the aggregate, would likely cause the loss of such qualification.

(d)           To the Knowledge of Seller, all material contributions and premiums required by Law or by the terms of any Plan or any agreement relating thereto have been timely made and to the Knowledge of Seller, no material accumulated funding deficiencies exist in any of the Plans subject to Section 412 of the Code.

(e)           To the Knowledge of Seller, there has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Plans subject to Title IV of ERISA that would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(f)            To the Knowledge of Seller, there has occurred no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Plans, which violations, either individually or in the aggregate, would result in a Material Adverse Effect.

(g)           Complete and correct copies of the following documents, with respect to each of the Plans (as applicable), have been delivered to Purchaser or will be delivered as soon as practicable following the Closing Date:  (i) the most recent IRS determination letter; and (ii) the most recent summary plan description.

(h)           To the Knowledge of Seller, each of the Plans and its administration is, and, since its inception, has been maintained, in all material respects, in compliance with its terms and all provisions of applicable Laws.

3.14         Brokers.  Other than Lincoln International LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.15         Environmental Matters.  Except as disclosed on Schedule 3.15:

(a)           Seller is, and at all times has been, in full compliance with, and has not been and is not in violation or liable under, any Environmental Law.  Seller has not received and to the Knowledge of Seller, there is no actual or threatened order, notice or other communication from (i) any Governmental Authority or private citizen acting in the public interest or (ii) the current or prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility at or which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending, or to the Knowledge of Seller, threatened claims, encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Facility or arising or pursuant to any Environmental Law with respect to or affecting the Facility or any property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c)           To the Knowledge of Seller, Seller has no basis to expect, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Materials, or of any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller have been transported, treated, stored, hauled, transferred, disposed, recycled or received.

(d)           Seller has no Environmental, Health and Safety Liabilities with respect to the Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest.

(e)           There are no Hazardous Materials present on or in the Environment at the Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon.  Seller has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f)            There has been no release or, to the Knowledge of Seller, threat of release, of any Hazardous Material at or from the Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(g)           Seller has delivered by Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facility, or concerning compliance, by Seller, with Environmental Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article 4 are true, correct and complete, except as otherwise expressly set forth in this Article 4 or in the referenced schedules attached hereto and incorporated herein by reference, as of the date hereof.

4.1           Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

4.2           Corporate Authorization.  Purchaser has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

4.3           Binding Effect.  This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4           Noncontravention.  The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not

(a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (b) assuming compliance with the matters set forth in Sections 3.4 and 4.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject, including any Governmental Authorization.

4.5           Consents and Approvals.  Other than as set forth in Schedule 4.5, the execution and delivery of this Agreement by Purchaser do not and will not, require any material consent or approval of any Governmental Authority.

4.6           Litigation and Claims.   Schedule 4.6 sets forth a true, correct and complete list of every civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or threatened against Purchaser or any of its Subsidiaries that would reasonably be expected to have a materially adverse effect on Purchaser.

4.7           Financial Capability.  Purchaser (a) currently has and will have at the Closing all funds or financing commitments sufficient to consummate the Closing of the transactions contemplated by this Agreement, including, without limitation, the payment of the Purchase Price and the payment of any fees and expenses in connection with the transactions contemplated hereby or the financing thereof, and (b) will have sufficient liquid assets and funds to satisfy its post-closing obligations under this Agreement and the other documents and agreements contemplated herein, and the payment of any fees and expenses in connection therewith.

4.8           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates, and in no way will any such fees or expenses be deemed an Excluded Asset or Excluded Liability.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

5.1           Access.

(a)           Prior to the Closing, Seller shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the assets, customers, the employees listed on Schedule 5.5(e), books and records of Seller relating only to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request.

(b)           All information provided to Purchaser by or on behalf of Seller or in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Confidential Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

5.2           Seller’s Conduct of Business.  During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, Seller agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice (including as reflected in the Financial Statements for the first two fiscal quarters of 2010).  During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, and except as may be necessary with respect to the Excluded Assets, Seller covenants and agrees that it shall, with respect to the Business:

(a)           not incur, create or assume any Lien with respect to any Conveyed Asset other than Permitted Encumbrances;

(b)           not amend any term of, or waive any right under, any Assumed Contract, other than in the ordinary course of business consistent with past practice;

(c)           not enter into, terminate, amend or modify any agreements, commitments or contracts that would come within the definition of Material Contract, other than in the ordinary course of business consistent with past practice; and

(d)           not agree to take any of the foregoing actions.

5.3           Purchaser’s Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby, or as Seller otherwise agrees in writing in advance, Purchaser shall not, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions:

(a)           amend any of the organizational documents of Purchaser in a manner that could be reasonably likely to prevent, delay or materially impair the consummation of the transactions contemplated hereby;

(b)           adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization that could be reasonably likely to prevent, delay or materially impair the consummation of the transactions contemplated hereby;

(c)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein if such acquisition could be reasonably likely to prevent, delay or materially impair the consummation of the transactions contemplated hereby;

(d)           knowingly do any other act which would cause any representation or warranty of Purchaser in this Agreement to be or become untrue in any material respect or knowingly omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; and

(e)           agree to take any of the foregoing actions.

5.4           Reasonable Best Efforts; Certain Governmental Matters.  Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser or Seller in connection with the acquisition of the Conveyed Assets or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings, and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Conveyed Assets or this Agreement, including promptly appealing any adverse court or administrative decision.

5.5           Employees.

(a)           At Closing, Seller shall terminate all of its employees.  Purchaser shall not be obligated to hire any of Seller’s former employees.  As of the Closing, Purchaser may offer employment to Seller’s former employees regularly employed in the Business (“Current Employees”).  Seller shall provide Purchaser with access to the Current Employees no later than fourteen (14) days prior to the Closing Date to discuss employment matters.  Any offers of employment will be contingent upon the Closing and satisfaction by those Current Employees receiving employment offers of Purchaser’s normal employment standards and required training. Current Employees who accept offers of employment from Purchaser are hereinafter referred to as “Hired Employees”;

(b)           Seller represents that it has obtained Forms I-9 from all of its Current Employees as required by law prior to Closing;

(c)           Seller shall pay all Employees for or make provision for all work performed as employees through the Closing Date and for all vacation earned or accrued and not taken before the Closing Date, and shall otherwise discharge all of its obligations to its Employees, including its obligations to such Employees under the Benefit Plans.  Purchaser shall have no Liability for any wages, vacation pay, sick pay, pension, sales or management incentives or bonuses, profit sharing, welfare or other benefit owed to any Employee that relates to service as an Employee prior to the Closing Date, except as provided in this Section 5.5;

(d)           Seller shall be liable for all costs compensable under any applicable Workers’ Compensation law attributable to any illness of or injury to an Employee arising prior to the Closing Date.  Purchaser shall be liable for all costs compensable under any applicable Workers’ Compensation law attributable to any illness of or injury to any Hired Employee arising on or after the Closing Date;

(e)           Schedule 5.5(e) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefits Plan, or any other employee or director benefit plan;

(f)            Schedule 5.5(f) states the number of employees terminated by Seller since January 1 2010, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

5.6           Further Assurances; Consents.  Subject and in addition to Section 2.1(b), at any time after the Closing Date, Seller shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances and documents and instruments of transfer reasonably requested by Purchaser and necessary for Seller to comply with its covenants contained herein and, at Purchaser’s expense, will take any action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser’s possession, any or all of the Conveyed Assets.

5.7           Purchaser’s Investigation; No Additional Representations.  Purchaser acknowledges and agrees that, except as specifically set forth in Article 3 of this Agreement, Seller has not made and shall have no Liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including, without limitation, any representation or warranty as to the accuracy or completeness of any information regarding the Business or the Conveyed Assets furnished to Purchaser or its representatives in connection with Purchaser’s due diligence review of the Business or the Conveyed Assets.  Without limiting the generality of the foregoing, except as specifically set forth in Article 3 of this Agreement, neither Purchaser nor any Purchaser Indemnified Parties shall have any claim or right to recovery pursuant to Article 7 or otherwise, and none of Seller, the Seller Indemnified Parties or any other person shall have or be subject to any liability to Purchaser, any of the Purchaser Indemnified Parties or any other person, with respect to (i) any information, documents or materials furnished, delivered or made available by Seller or its officers, directors, employees, agents or advisors to Purchaser or its Affiliates, in certain “data rooms,” management presentations or any other form in contemplation of the transactions contemplated hereby, including, without limitation, the confidential memoranda and/or other information prepared or delivered by Seller and any of its advisors, or (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business or the future business, operations or affairs of the Business heretofore or hereafter delivered to or made available to Purchaser or its representatives or Affiliates.

5.8           Bulk Transfer Laws.  Purchaser acknowledges that Seller has not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and Purchaser waives Seller’s compliance with such Laws.

5.9           Covenant-Not-To-Compete Agreement.  At the Closing, Purchaser, the Key Employees and Seller shall enter into, execute and deliver a covenant-not-to-compete agreement relating to the Business in substantially the form set forth as Exhibit G (the “Covenant-Not-To-Compete Agreement”).

5.10         Purchaser Lease Agreement.  At the Closing, Purchaser and Seller shall enter into, execute and deliver the Purchaser a six year lease agreement in substantially the form set forth as Exhibit H (the “Purchaser Lease Agreement”).

5.11         Seller Sublease Agreement.  At the Closing, Purchaser and Seller shall enter into, execute and deliver the Seller a one year lease agreement in substantially the form set forth as Exhibit I (the “Seller Sublease Agreement”).

5.12         Manufacturing Agreement.  At the Closing, Purchaser and Seller shall enter into, execute and deliver the manufacturing agreement for Purchaser to be the exclusive supplier on Seller’s proprietary monitoring devices in substantially the form set forth as Exhibit J (the “Manufacturing Agreement”).

5.13         Compliance with WARN, Etc.  With respect to WARN or other similar statutes or regulations of any jurisdiction, if any are available, Seller will timely give any notices if required to be given thereunder.

5.14         Litigation Support.  Purchaser and its Affiliates on the one hand and Seller on the other hand will cooperate with each other in the defense or settlement of any lawsuit involving the Business for which they have responsibility by providing the other party and such other party’s legal counsel and other Persons reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party.  The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 5.14.  Seller shall keep Purchaser informed of the status of the pendency of the lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.  For so long as any lawsuits involving the Business for which any Seller has responsibility remain outstanding, Purchaser will advise Seller of material issues involved in the lawsuits involving the Business for which Seller has responsibility and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

5.15         Tax Matters.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any notarial and registry fees and recording costs imposed by any Tax authority or other Governmental Authority in connection with the transfer of the Conveyed Assets will be shared equally by Purchaser and Seller, regardless of what Person is obligated to pay such Taxes under applicable Law.  The parties and their respective Affiliates will cooperate in timely preparing and filing all Tax Returns that may be required to comply with Law relating to such Taxes.  To the extent that one party claims any exemptions from any such Taxes (it being understood that each party shall claim any such exemptions available to it), such party shall provide to the other party the appropriate exemption certificates.

(b)           The parties will make payments to each other to the extent necessary so that Seller shall bear the cost of personal property and other similar Taxes imposed on the Conveyed Assets which are due and payable during the Tax periods ending prior to or on the Closing Date (and, with respect to any Straddle Taxable Period, on a per diem basis up to and including the Closing Date) and Purchaser shall bear the cost of real property, personal property, and other similar Taxes imposed on the Conveyed Assets which are due and payable during Tax periods ending after the Closing Date (and, with respect to any Straddle Taxable Period, on a per diem basis following the Closing Date), such payments to be made as soon as practicable after the Closing in each case after the amount of such Taxes has been determined.  For purposes of this Agreement, “Straddle Taxable Period” means any Taxable period beginning before the Closing Date and ending on or after the Closing Date.

(c)           Each of the parties shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Assets.

5.16         Trademarks; Names.  From and after the Closing, Purchaser shall not, and shall ensure that its employees and representatives do not, represent itself or themselves as Seller or as employees or representatives of Seller.  Purchaser shall take appropriate action to (a) remove, cease to use and/or cover the “Winland Electronics” name and logo, and those certain names and marks listed on Schedule 3.10(a) hereto, from all materials (including invoices, packaging and other promotional material), signage, telephone listings, letterhead, and other similar materials and documentation used in connection with the Business, and (b) redesign and reformat any internet or website content used in connection with the Business to avoid any similarity or basis for confusion with Seller’s internet and website content.  Notwithstanding the foregoing, for a period of three months following the Closing (or longer with Seller’s consent), Purchaser may continue to use packaging and other written promotional material included in the Conveyed Assets and existing as of the Closing in connection with the sale of finished goods Inventories, and Seller hereby grants to Purchaser a limited trademark license solely to the extent required for such use during such three-month period.

5.17         Post-Closing Reconciliation of Accounts.  Seller and Purchaser acknowledge and agree that all accounts receivable related to the Conveyed Assets and the Business arising pre-Closing and post-Closing shall be the sole property of Purchaser.  Seller shall cause any payments for pre-Closing and post-Closing accounts receivable received by it on and after the Closing Date to be promptly delivered to Purchaser.  Purchaser shall be solely responsible for collection efforts with respect to outstanding accounts receivable to which it is entitled pursuant to this Section 5.17 and the terms of this Agreement.

5.18         Payment of Assumed Liabilities.  Purchaser will pay, or make adequate provision for the payment, in full all of the Assumed Liabilities and any other Liabilities of Purchaser under this Agreement when due and payable.

5.19         No Solicitation.  Neither the Seller nor any of its officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by Seller), shall, directly or indirectly, solicit, encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person, or other entity or group (other than Purchaser or any affiliate or agent of Purchaser) concerning any merger, sale or licensing of any significant portion of the assets, sale of shares of capital stock (including without limitation any proposal or offer to Seller’s shareholders), or similar transactions involving Seller (an “Alternative Proposal”), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that this section shall not prohibit the Board of Directors of Seller from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (a) the Board of Directors of Seller determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, the Board of Directors has been so advised in writing by outside counsel, in its judgment and opinion, as being so required and the Board of Directors so represents to Purchaser that the Board of Directors has been so advised, (b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, Seller promptly provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) Seller keeps Purchaser informed of all material terms and events with respect to any such Alternative Proposal; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to an Alternative Proposal.  Nothing in this section shall (x) permit Seller to terminate this Agreement, (y) permit Seller to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, Seller shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of Seller under this Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1           Conditions to the Obligations of Purchaser and Seller.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction prior to the Closing of the following conditions:

(a)           Competition Laws.  Any waiting period (and any extension thereof) or approval required under any Competition Law where there is a pre-Closing filing requirement with respect to the transfer of the Conveyed Assets shall have expired or shall have been earlier terminated and any investigations by a Governmental Authority relating to the transfer of the Conveyed Assets contemplated hereby (by means of a request for additional information or otherwise), shall have been terminated.

(b)           No Injunctions.  There shall not be in effect any statute, regulation, order, decree or judgment that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement.

6.2           Conditions to the Obligations of Purchaser.  The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) prior to the Closing, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller contained herein shall have been true and correct when made, subject to the delivery of the corresponding Schedules, and shall be true and correct as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true only as of such date), except for such failures as would not have a Material Adverse Effect.  Purchaser shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the condition set forth in this Section 6.2(a).

(b)           Covenants.  The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Deliveries.  Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 2.6(b).

(d)           Government Authorizations.  The parties shall have obtained any and all Governmental Authorizations or other consents necessary to sell, transfer and convey the Conveyed Assets to Purchaser in accordance with the terms of this Agreement.

(e)           Wells Fargo Approval.  Purchaser shall have obtained approval of the transaction from its lender, Wells Fargo Bank, National Association.

6.3           Conditions to the Obligations of Seller.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date).  Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 6.3(a).

(b)           Covenants.  The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Deliveries.  Purchaser shall have made or caused to be made delivery to Seller of the items required by Section 2.5(c).

(d)           Government Authorizations.  The parties shall have obtained any and all Governmental Authorizations or other consents necessary to sell, transfer and convey the Conveyed Assets to Purchaser in accordance with the terms of this Agreement.

(e)           Consents and Approvals; Release of Liens.  Seller shall have obtained all authorizations, consents and approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement.  Seller shall have obtained releases pursuant to UCC-3’s, as applicable, or otherwise, of all Liens with respect to the Conveyed Assets.

(f)            Shareholder Approval.  Seller shall have duly called a meeting of its shareholder and have obtained shareholder approval in order for Seller to enter into this Agreement, sell the Conveyed Assets and consummate the transactions contemplated in this Agreement.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1           Survival.  The representations and warranties contained in this Agreement shall survive the Closing until the date twelve (12) months following the Closing Date, and no party may first raise a claim based thereon for any Losses (defined below) after the expiration of such twelve (12) month period not directly related to or arising out of a claim asserted by such party in writing and received by the other party prior to the expiration of such twelve (12) month period.

7.2           Indemnification by Purchaser.  Purchaser hereby agrees that it shall indemnify, defend and hold harmless Seller, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the “Seller Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses (including without limitation reasonable attorneys’ and consultants’ fees) (collectively, “Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties by reason of (i) any breach of any representation or warranty made by Purchaser contained in this Agreement; (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement; (iii) the Assumed Liabilities; and (iv) the operation of the Business and ownership of and activities involving the Conveyed Assets from and after the Closing Date.

7.3           Indemnification by Seller.

(a)           Seller hereby agrees that it shall indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the “Purchaser Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties by reason of (i) any breach of any representation or warranty made by Seller contained in this Agreement; (ii) the breach of any covenant or agreement of an Seller made in this Agreement; and (iii) the Excluded Liabilities.

(b)           Notwithstanding the provisions of this Article 7, Seller shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a) or elsewhere in this Agreement except to the extent the Losses therefrom exceed Twenty-Five Thousand Dollars ($25,000), in which event Seller shall be liable to the Purchaser Indemnified Parties for all such Losses in excess of such amount up to an aggregate amount equal to Seven Hundred Fifty Thousand Dollars ($750,000).

7.4           Indemnification Procedures. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4.  In the event that any claim or demand by a third party for which an indemnifying party, Seller or Purchaser, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof and such notice shall state with reasonable specificity the basis, if known, under which the claim is made (the “Claim Notice”).  The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have sixty (60) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim.  All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 7.3(b)

hereof.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.  If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.  The Indemnified Party shall not settle a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party, unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement.  Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 7.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement.  If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failing to give the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b) hereof.  To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

7.5           Exclusive Remedy; Limitation of Remedy.  Except as described in Sections 2.3 and 9.2, and except in case of fraud by either party, the parties agree that the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 7, whether arising in contract, tort or otherwise.

7.6           Characterization of Indemnification Payments.  All amounts paid by Seller or Purchaser to the other under this Article 7 shall be treated for all Tax purposes as adjustments to the Purchase Price.

7.7           Computation of Losses Subject to Indemnification.  The amount of any Loss for which indemnification is provided under this Article 7 or otherwise in this Agreement shall be computed net of any insurance proceeds when actually received by the Indemnified Party from the Indemnifying Party’s insurance carrier(s); provided that such indemnification amounts shall be paid when due pursuant to the terms hereof and the Indemnified Party, upon receipt of such proceeds, shall transfer to the Indemnifying Party the entire amount of such proceeds.

7.8           Limitations on Liability.  Except in case of fraud by either party, notwithstanding any provision herein, neither Seller on the one hand, nor Purchaser, on the other hand, shall in any event be liable to the other party or such party’s Affiliates, officers, directors, employees, shareholders, agents or representatives on account of any indemnification obligation set forth in this Article 7 for any indirect, consequential, special, incidental or punitive damages (including, without limitation, lost profits, loss of use, diminution in value, damage to goodwill or loss of business).

7.9           Mitigation. An Indemnified Party will use commercially reasonable efforts to mitigate the Losses to which it may become entitled to indemnification hereunder.

7.10         Waiver of Conditions; Indemnity.  The parties acknowledge and agree that if Purchaser has knowledge of a failure of any condition set forth in Section 6.2 and/or Section 6.3 above, or of any breach by Seller of any representation, warranty or covenant contained in this Agreement, and Purchaser proceeds with the Closing, Purchaser shall be deemed to have waived such condition or breach and Purchaser and any and all of the Purchaser Indemnified Parties shall not be entitled to be indemnified by Seller under Section 7.3 above, to sue for damages or to assert any other right or remedy for losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto.

ARTICLE 8

TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Purchaser and Seller;

(b)           by either Purchaser or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to January 1, 2011 (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, including, without limitation, the obligations of Purchaser and Seller under Section 5.2 and Section 5.3 hereof, or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon any Competition Law, in which event Purchaser may not rely upon this Section 8.1(b) to terminate this Agreement until the one-year anniversary of the date of this Agreement); or

(c)           by either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

8.2           Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 5.1(b), 9.1, 9.8, 9.9, 9.10 and 9.12 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in Article 5 of this Agreement prior to such termination.

ARTICLE 9

MISCELLANEOUS

9.1           Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by confirmation of transmission thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Seller:

Winland Electronics, Inc.

1950 Excel Drive

Mankato, MN 56001

Attention: Chief Executive Officer

Facsimile: (507) 625-7231

With a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street

Minneapolis, MN  55402-1425

Attn:  Thomas F. Steichen

Facsimile: (612) 492-7338

To Purchaser:

Nortech Systems, Inc.

1120 Wayzata Boulevard East, # 201

Wayzata, MN 55391

Attn.: Michael J. Degan

Facsimile: (952) 449-0442

With a copy to:

Bert M. Gross

7201 Metro Boulevard

Edina, MN 55439

Facsimile: (952) 918-4161

A notice shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by facsimile) or on the day shown on the return receipt (if delivered by mail).

9.2           Specific Performance.  Purchaser acknowledges and agrees that in the event of any breach of this Agreement by Purchaser, Seller would be irreparably harmed and could not be made whole by monetary damages.  Purchaser, on behalf of itself and its Affiliates, accordingly hereby waives the defense in any action for specific performance that a remedy at law would be adequate and hereby agrees that Seller, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

9.3           Amendment; Waiver.  Except as described in Section 7.10 above, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  Except as described in Section 7.10 above, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.4           Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

9.5           Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

9.6           Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

9.7           Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

9.8           Public Disclosure.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have agreed in advance as to the contents thereof, except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

9.9           Return of Information.  If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller or any of its agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

9.10         Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, all Taxes (including, without limitation, any value added Taxes but excluding any Income Taxes) and fees relating to the transfer of the Conveyed Assets shall be paid by the person liable therefor but the liability for such Taxes as between Seller and Purchaser shall be borne by Purchaser.

9.11         Schedules.  The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

9.12         Governing Law.   This Agreement shall be governed by the laws of the State of Minnesota, its rules of conflict of laws notwithstanding.

9.13         Consent to Jurisdiction.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Minnesota, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Minnesota state or federal court sitting in the County of Hennepin.  Each party irrevocably waives, and agrees not to asset by way of motion, defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is immune from attachment or execution, that the action or proceeding is or has been brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement and the transactions contemplated hereby may not be enforced by any of the above-named courts.  Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.14         Waiver of Jury Trial.  Each party hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of or related to this Agreement or the subject matter hereof.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  This Section 9.14 has been fully discussed by each of the parties and these provisions shall not be subject to any exceptions.  Each party hereby further warrants and represents that such party has reviewed this waiver with its legal counsel and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Agreement.  In the event of litigation, this Agreement maybe filed as a written consent to a trial (without a jury) by the court.

9.15         Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  A facsimile or PDF signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

9.16         Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.17         Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties have executed or caused this Asset Purchase Agreement to be executed as of the date first written above.

SELLER:	PURCHASER:

Winland Electronics, Inc.,	Nortech Systems, Inc.,
a Minnesota corporation	a Minnesota corporation

By:
Name:	By:
Title:	Name:
Title:

EXHIBIT A

FORM OF

BILL OF SALE

1.                                       Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 2.1 of that certain Asset Purchase Agreement dated as of January 1, 2011 (the “Purchase Agreement”), to which Winland Electronics, Inc., a Minnesota corporation (“Seller”), and Nortech Systems, Inc., a Minnesota corporation (“Purchaser”) are parties, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser, effective as of 12:01 a.m. (CST) on January 1, 2011, all of Seller’s right, title and interest in and to all of the assets (the “Conveyed Assets”).

2.                                       Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Conveyed Assets hereby made against all Persons whomsoever, to take all steps reasonably necessary to establish the record of Purchaser title to the Conveyed Assets and, at the request of Purchaser, to execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably request to more effectively transfer and assign to and vest in Purchaser each of the Conveyed Assets, all at the sole cost and expense of Seller.

3.                                       Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Purchaser the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Seller and its successors and assigns, from time to time:

A.                                   to demand, receive and collect any and all of the Conveyed Assets and to give receipts and releases for and with respect to the same, or any part thereof;

B.                                     to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Purchaser or its successors and assigns may deem proper in order to collect or reduce to possession any of the Conveyed Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

C.                                     to do all things legally permissible, required or reasonably deemed by Purchaser to be required to recover and collect the Conveyed Assets and to use Seller’s name in such manner as Purchaser may reasonably deem necessary for the collection and recovery of same.

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

4.                                       Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Conveyed Assets, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of January 1, 2011.

WINLAND ELECTRONICS, INC.

By:
Its:

STATE OF MINNESOTA )

COUNTY OF )

The foregoing instrument was acknowledged before me this            day of                                         , 2011 by                                                            of Winland Electronics, Inc., a Minnesota corporation, on behalf of the corporation.

Notary Public
My commission expires

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of January 1, 2011, by and among Winland Electronics, Inc., a Minnesota corporation (“Assignor”), and Nortech Systems, Inc., a Minnesota corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of January 1, 2011 (the “Purchase Agreement”), pursuant to which Assignee has purchased certain of the assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption Agreement is contemplated by Section 2.6(b)(ii) of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                       Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.                                       Assignment and Assumption. Effective as of 12:01 a.m. (CST) on January 1, 2011 (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged arising from and after the Closing, in connection with the Assumed Liabilities. Assignee assumes no retained liabilities of Assignor, and the parties hereto agree that all such retained liabilities shall remain the sole responsibility of Assignor.

3.                                       Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.                                       Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

WINLAND ELECTRONICS, INC.

By:
Name:
Title:

NORTECH SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF

SELLER’S SECRETARY’S CERTIFICATE

Pursuant to Section 2.6(b)(iii) of the Asset Purchase Agreement dated as of January 1, 2011, the undersigned, the duly elected Secretary of Winland Electronics, Inc. (“Seller”), hereby certifies to Nortech Systems, Inc., a Minnesota corporation, that the person whose name and office is set forth below now is, and at all times since October 1, 2010 has been, a duly elected or appointed, qualified and acting officer of Seller holding the office set forth opposite his name, and the signature set opposite his name is his genuine signature.

Thomas J. de Petra, Chief Executive Officer and President

Glenn Kermes, Chief Financial Officer and Executive Vice President

David A. Kuklinski, Vice President of Sales and Marketing

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the first day of January, 2011.

Glenn Kermes
Secretary

EXHIBIT D

FORM OF

SELLER’S OFFICER’S CERTIFICATE

I, Thomas J. de Petra, hereby certify as follows:

1.             I am Chief Executive Officer and President of Winland Electronics, Inc., a Minnesota corporation (“Seller”). This certificate is provided pursuant to Section 6.2(a) of the Asset Purchase Agreement dated as of January 1, 2011 (the “Agreement”) between Seller and Nortech Systems, Inc. a Minnesota corporation.

2.             I hereby certify that, to the best of my knowledge:

(a)                                  The representations and warranties of Seller contained in the Agreement, to the extent qualified by materiality, are true and correct, and that those not so qualified are true and correct in all material respects, as of the Closing Date.

(b)                                 Seller has complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under the Agreement at or prior to the Closing.

IN WITNESS WHEREOF, I have executed this Certificate this 1st day of January, 2011.

By:
	Name:	Thomas J. de Petra
	Title:	Chief Executive Officer and President

EXHIBIT E

FORM OF

PURCHASER’S SECRETARY’S CERTIFICATE

Pursuant to Section 2.6(c)(iv) of the Asset Purchase Agreement dated as of January 1, 2011, the undersigned, the duly elected Secretary of Nortech Systems, Inc. (“Purchaser”), hereby certifies to Winland Electronics, Inc., a Minnesota corporation, that the person whose name and office is set forth below now is, and at all times since October 1, 2010 has been, a duly elected or appointed, qualified and acting officer of Purchaser holding the office set forth opposite his or her name, and the signature set opposite his or her name below is his or her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the first day of January, 2011.

By:
Secretary

EXHIBIT F

FORM OF

PURCHASER’S OFFICER’S CERTIFICATE

I,                                                         , hereby certify as follows:

3.             I am the                                              of Nortech Systems, Inc., a Minnesota corporation (“Purchaser”). This certificate is provided pursuant to the terms of Section 2.6(c)(v) of the Asset Purchase Agreement dated as of January 1, 2011 (the “Agreement”).

4.             I hereby certify that, to the best of my knowledge:

(a)                                  The representations and warranties of Purchaser contained in the Agreement, to the extent qualified by materiality, are true and correct, and that those not so qualified are true and correct in all material respects, as of the Closing Date.

(b)                                 Purchaser has complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under the Agreement at or prior to the Closing.

IN WITNESS WHEREOF, I have executed this Certificate this 1st day of January, 2011.

NORTECH SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT G

FORM OF COVENANT-NOT-TO COMPETE AGREEMENT

EXHIBIT H

PURCHASER LEASE AGREEMENT

EXHIBIT I

SELLER SUBLEASE AGREEMENT

EXHIBIT J

MANUFACTURING AGREEMENT

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is entered into effective as of January 1, 2011 (the “Effective Date”), by and between NORTECH SYSTEMS INCORPORATED, a Minnesota professional corporation (“Sublessor”) and WINLAND ELECTRONICS, INC., a Minnesota corporation (“Sublessee”).

RECITALS

A.            Sublessor is the tenant under that certain Lease Agreement of even date herewith (the “Main Lease”) with Sublessee.

B.            Pursuant to the Main Lease, Sublessee has leased to Sublessor the Leased Premises (as defined in the Main Lease) its office and manufacturing facility (the “Building”) and improvements (collectively, the “Improvements”) located at 1950 Excel Drive, Mankato Minnesota, 5600, which Building and Improvements are hereinafter referred to as the “Main Lease Premises.”  The Building is a 58,000 square foot building consisting of 32,500 square feet of manufacturing space, 10,000 square feet of warehouse space and 15,500 square feet of office space.

C.            The parties mutually desire for Sublessee to sublease from Sublessor approximately 1,000 square feet of the Main Leased Premises to be designated by Sublessor and Sublessee (the “Sublease Premises”).

D.            Terms not otherwise defined herein shall have the meaning given them in the Main Lease.

PROVISIONS

In consideration of the mutual promises set forth in this Sublease Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals.  The Recitals set forth above are incorporated into and made a substantive part of this Sublease Agreement.

2.             Main Lease.  The terms and conditions of the Main Lease, as they apply to the Sublease Premises, are incorporated into this Sublease Agreement by reference, except for those terms specifically excluded in this Sublease Agreement.  Sublessee acknowledges and agrees:

a.             That Sublessee is granted no greater or additional rights and/or privileges under this Sublease Agreement than Sublessor was granted as tenant under the Main Lease.

b.             The obligations, conditions and covenants of the Sublessee as landlord under the Main Lease shall remain the obligations, conditions and covenants of Sublessee, and

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Sublessor shall not be required to perform the same in the event of a default by Sublessee.

c.             Sublessor shall have all the rights and privileges of the Sublessee as landlord under the Main Lease, except Sublessor shall not be entitled to receive Rent payable under the Main Lease and except as herein otherwise specifically provided.

Sublessor and Sublessee mutually agree not to do or suffer or permit anything to be done which would result in a default under the Main Lease or cause the Main Lease to be terminated or forfeited.

3.             Sublease Premises.  Sublessor hereby subleases the Sublease Premises to Sublessee, subject to and together with the terms and conditions of this Sublease Agreement, and the applicable terms and conditions of the Main Lease.

4.             Term.  The term of this Sublease Agreement (the “Term”) shall be one (1) year commencing on the Effective Date (as defined in the Main Lease).

5.             Base Rent.  Beginning on the Effective Date (as defined in the Main Lease), Sublessee agrees to pay to Sublessor without demand, deduction or setoff, at $5.25 per square feet, or $437.50 per month.  Sublessee shall pay to Sublessor during the Term of this Sublease Agreement base monthly rent, on the fifth (5th) day of each and every month, without demand, deduction, or set-off, during the Term.  Each installment of base rent and any additional amounts due under this Sublease Agreement to be paid to Sublessor shall be paid by check, payable to the order of Sublessor (or such nominee as shall have been designated by Sublessor to receive such payment).  A pro rata portion of such monthly base rent shall be due for any partial calendar month during the Term, in proportion to the number of days of such calendar month falling within the Term.

6.             Condition of the Sublease Premises.  Sublessee agrees to accept the Sublease Premises in its as-is condition, provided that Sublessor shall use commercially reasonable efforts to enforce its rights under the Main Lease to ensure that the Sublease Premises is delivered in the condition required by the Main Lease.

7.             Insurance.  Sublessee shall maintain with respect to the Sublease Premises all insurance required to be maintained by Sublessor, as tenant, pursuant to the Main Lease .  The insurance policies maintained by Sublessee shall be subject to all provisions of the Main Lease to the extent applicable thereto.

8.             Indemnification; Waiver of Claims.  Sublessee agrees that it will indemnify and hold Sublessor and Sublessee (to the extent relating to the Sublease Premises) forever harmless as provided in the Main Lease, which indemnification and hold harmless shall also include any and all responsibility or liability which Sublessor may incur by virtue of this Sublease Agreement arising out of any failure of Sublessee in any respect to comply with and perform the requirements and provisions of the Main Lease as they relate to the Sublease Premises (except as expressly excepted in this Sublease Agreement) or this Sublease Agreement.

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9.             Transfers.  Sublessee shall not assign or pledge this Sublease, further sublease all or any portion of the Sublease Premises, or otherwise transfer this Sublease or the Sublease Premises, without compliance with all requirements of the Main Lease.

10.           Alterations and Improvements.  Sublessee shall not make any alterations and improvements to the Sublease Premises without Sublessor’s prior written consent and full compliance with the terms and conditions of the Main Lease.

11.           Repair and Maintenance.  Sublessee shall at its own cost and expense repair and maintain all of the Sublease Premises in full compliance with the terms and conditions of the Main Lease.

12.           Default.  If any one or more of the following events occurs, Sublessee shall be deemed to be in default under this Sublease Agreement:

a.             Sublessee fails to pay, when due, any installment of Rent, for which Sublessee is responsible under this Sublease Agreement.

b.             Sublessee fails to keep, observe or perform any of the other non-monetary terms, covenants and conditions herein to be kept, observed and performed by Sublessee under this Sublease Agreement; provided, however, that Sublessee shall have five (5) days less than any applicable cure period under the Main Lease within which to cure the default in question.

If Sublessee is in default under any provision of this Sublease Agreement, Sublessor shall be entitled to exercise any and all of the rights and remedies provided to the Sublessee as landlord under the Main Lease, or otherwise available to lessors and/or sublessors under Minnesota law in the event of a default by a lessee and/or sublessee.

13.           Notices.  Sublessor shall immediately forward to the Sublessee copies of all billings, reports, written statements or notices received by Sublessor from Owner as landlord under the Main Lease to the extent related to the Sublease Premises.  Sublessee shall forward to Sublessor all reports and written statements required under the Main Lease in connection with the Sublease Premises or actions taken by Sublessee at least ten (10) days prior to the date such reports or written statements are due under the Main Lease.  Any notice which one party wishes or is required to give to the other party will be regarded as effective if in writing and delivered to such party in the manner provided under the Main Lease, addressed to the post-office address furnished by such party.

14.           Relationship of the Parties.  Nothing contained in this Sublease Agreement shall be deemed or construed by the parties, or by a third party, to create the relationship of principal and agent or of partnership or joint venture or of any association whatsoever between Sublessor and Sublessee.  It is hereby expressly understood and agreed that neither the method of computation of Rent, or any other provisions contained in this Sublease Agreement, nor any act or acts of the

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parties hereto, shall be deemed to create any relationship between Sublessor and Sublessee other than the relationship of Sublessor and Sublessee.

15.           Invalidity.  If any one or more of the provisions of this Sublease Agreement are adjudicated to be void or invalid, then the remaining provisions of this Sublease Agreement shall remain in full force and effect insofar as such remaining provisions are capable of execution.  Each covenant and agreement on the part of one party is understood and agreed to constitute an essential part of the consideration for each covenant and agreement on the part of the other party.

16.           Conditions.  This Sublease shall at all times be considered to be dependent on the existence of the Main Lease.  Any termination of the Main Lease shall result in an automatic termination of this Sublease Agreement, and neither party to this Sublease Agreement shall have any liability or responsibility to the other, except:  (i) for such liability as shall have accrued prior to such termination; and (ii) to whatever extent Sublessor is liable to the Sublessee under the Main Lease in the event the Main Lease is cancelled or terminated because of Sublessee’s actions, Sublessee shall remain liable to Sublessor.

17.           Successors and Assigns.  This Sublease Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the respective successors and assigns of the parties to this Sublease Agreement, subject to the restrictions imposed under this Sublease Agreement and the Main Lease relating to transfers.

18.           Non-Waiver.  A party’s failure to insist upon strict performance of any covenant of this Sublease Agreement or to exercise any option or right herein contained shall not be a waiver or relinquishment for the failure of such covenant, right or option, but the same shall remain in full force and effect.  Sublessor is specifically authorized to accept a partial payment of Rent or any other sum payable by Sublessee hereunder (no matter how such payment may be labeled or conditionally delivered) without such acceptance being deemed a waiver of the balance of the amount owed.

19.           General.  This Sublease Agreement shall be construed under the laws of the State of Minnesota.  Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Sublease Agreement shall be binding upon the parties unless reduced to writing and signed by both parties.  This Sublease Agreement may be separately executed as counterparts which shall be then read together and enforced.

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IN WITNESS TO THIS SUBLEASE AGREEMENT, the parties have executed this Sublease Agreement effective as of the day and year first above-written.

SUBLESSOR:	NORTECH SYSTEMS INCORPORATED

By:

Its:

SUBLESSEE:	WINLAND ELECTRONCIS, INC.

By:

Its:

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MANUFACTURING AGREEMENT

between

Winland Electronics, Inc.

and

Nortech Systems Incorporated

Dated as of January 1, 2010

MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into by and between Winland Electronics, Inc. (“Seller”), a Minnesota corporation, and Nortech Systems Incorporated (“Buyer”), a Minnesota corporation, as of January 1, 2010.

BACKGROUND

Contemporaneously herewith, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of the same date (the “APA”), pursuant to which the Buyer will purchase certain assets of Seller in connection with its Electronics Manufacturing Services business.  For a period of time after the closing of the APA, the parties have agreed that, pursuant to the terms hereof, Buyer will manufacture certain products for Seller related to Seller’s proprietary monitoring devices (the “Products”).

Now, then, for good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.             Term.  The term begins on the date hereof and continues in effect until July 1, 2011 (the “Term”).  After the expiration of the Term, Buyer and Seller will negotiate in good faith for additional Terms, upon conditions mutually agreeable to Buyer and Seller.

2.             Seller’s Manufacturing Commitment.  During the Term of this Agreement:

(a)           Buyer shall manufacture all of Seller’s requirements relating to the Products pursuant to the Buyer’s forecasts as provided in Section 4 to this Agreement;

(b)           Buyer shall handle all manufacturing responsibilities for the Products, including ordering raw materials, production and packaging.  Seller and Buyer shall work together during the Term of this Agreement to determine what type of packaging the Products will have.  Seller shall assume responsibility for marketing, invoicing its customers and collections; and

(c)           Buyer shall warehouse, at its expense and pursuant to a Lease Agreement of even date herewith, all Products purchased by Seller to be shipped at a later date.

3.             Purchase of Raw Materials and Finished Goods.

(a)           Upon termination of this Agreement, Seller or any successor to Seller’s business after the consummation of the APA by merger or acquisition or by divestiture or spin-off (the “Seller’s Successor”) shall be required to purchase all unused raw materials intended by Buyer to be used or consumed in the production of the Products and owned by Buyer at such time, provided that such raw materials meet applicable specifications and represents raw materials consistent with current Bills of Material for the Products.  The purchase price for such raw materials shall be Buyer’s standard cost, and shall be fully explained and documented to Seller’s or Seller’s Successor’s satisfaction.

(b)           Upon termination of this Agreement, Seller or Seller’s Successor shall be required to purchase all or some of Buyer’s finished goods or work in progress inventory of Products at the applicable Transfer Prices (as defined below).

4.             Forecast and Ordering Procedures.  Each month Seller shall provide a forecast, setting forth its good faith estimate of the quantities of each Product for which it will place orders in the following thirty (30) days.  Such forecast is for the convenience of the parties and shall not be considered a binding obligation to purchase Products.

Seller shall place orders by submitting a binding purchase order.  Upon acceptance of such purchase order, Buyer shall be committed to sell the Product set forth in such purchase order to Seller.  Buyer agrees to accept such purchase order, subject to the terms of this Agreement, when submitted by Seller.  To the extent any terms set forth in the purchase order or the acceptance are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.  The completion date specified in the purchase order shall be applicable, provided, however, that (a) such date shall be no earlier than thirty (30) days after submission of the purchase order, provided that Buyer shall use commercially reasonable efforts to deliver Products earlier than thirty (30) days after submission of the applicable purchase order if requested by Seller, and (b) Seller shall use its commercially reasonable efforts to aggregate purchases for maximum manufacturing efficiency.

As soon as practicable after the date of this Agreement Buyer and Seller shall work together to determine a minimum quantity amount of Product which Seller shall be required to purchase from Buyer (the “Minimum Quantity Amount”).  Once such Minimum Quantity Amount is established, in order for Seller to secure the Transfer Price (as defined below) as set forth in Section 6, Seller must purchase from Buyer a minimum of twenty-five percent (25%) of the Minimum Quantity Amount during each three (3) month period after the Minimum Quantity Amount is established and a minimum of one hundred percent (100%) of the Minimum Quantity Amount during each twelve (12) month period after the Minimum Quantity Amount is established.

5.             Transfer Price.  Subject to the Minimum Quantity Amount requirements set forth in Section 4, the transfer price for the Products (the “Transfer Price”) during the Term of this Agreement shall be Buyer’s current standard manufacturing costs (fully burdened) plus a mark-up equal to (a) five percent (5%) during the six (6) months after the date of this Agreement, (b) seven percent (7%) during the sixth through the ninth (9) months after the date of this Agreement, and (c) ten percent (10%) during the ninth through the twelfth months after the date of this Agreement.

6.             Payment Terms.  Payment shall be net thirty (30) days from the date of invoice, which invoice shall be dated the date of shipment.

7.             Specifications.  Seller shall submit, as part of its purchase order, the specifications for the applicable Products, which shall be the same as the historical specifications for the Products previously manufactured by Buyer.

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8.             Insurance Certificate.  Purchaser will procure and maintain, at its own expense, for the Term of the Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below:  (a) Workers’ Compensation accordance with applicable statutory requirements; (b) Employer’s Liability with a limit of liability in an amount of not less than $500,000; (c) Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and  $2,000,000 in the aggregate; and (d) Excess Liability including products liability with a combined single limit in an amount of not less than $10,000,000 per occurrence and in the aggregate.

Purchaser shall include Seller and its subsidiaries, affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear in this Agreement or in the APA.  Prior to commencement of services, Purchaser shall furnish to Seller certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to Seller prior to any cancellation, non-renewal or material change in said coverage.  In the case of cancellation, non-renewal or material change in said coverage, Seller shall promptly provide to Purchaser with a new certificate of insurance evidencing that the coverage meets the requirements in this Section 8.  Purchaser agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Seller.  Purchaser may, at its option, satisfy, in whole or in part, its obligation under this Section 8 through its self- insurance program.

9.             Confidential Information.  The parties acknowledge that during the Term hereof each party may provide confidential information to the other related to such party and to the Products, including trade secrets, manufacturing information, marketing information or financial information.  Each party shall take commercially reasonable steps to maintain the confidentiality of such information.  Information shall not be deemed confidential if it is in the public domain through no fault of either party, the information is required to be disclosed pursuant to a court order or other compulsory process or the information is in the hands of a third party who is under no obligation to either party to maintain the confidentiality of such information.  Each party will use the same degree of care with respect to its obligations hereunder as it employs with its own information of a confidential nature.

10.           Force Majeure.  If either party is unable to perform its obligations, either in whole or in part, under this Agreement as a result of acts of God; acts of public enemy; civil strife; wars declared or undeclared; embargoes; fires; explosions; floods; shortages of energy; orders by any governmental entity or by any other supervening authority, the affected party will use its commercially reasonable effort to find an alternative in order to alleviate the force majeure condition and meet its obligations under this Agreement, and if such commercially reasonable efforts do not result in the elimination of the force majeure condition, be excused from its performance during the event to the extent that the party is prevented or delayed hereunder.  If such event lasts for more than one hundred twenty (120) days, the party whose performance is not affected by the force majeure condition shall have the option of being excused, without further obligation from the performance of the Agreement or any obligation hereunder.  This clause shall not apply to the payment obligations of Seller.

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11.           Termination.  Either party shall be entitled to terminate its obligations hereunder, without liability, upon material breach of the obligations by the other party or the bankruptcy or insolvency of the other party provided that the terminating party shall provide sixty (60) days’ written notice and opportunity to cure to the other party.

12.           Purchase Order Terms.  Buyer warrants for a period of one (1) year from the date of shipment, that the Products manufactured by Buyer pursuant to this Agreement shall conform to the applicable specifications.  During the warranty period, Seller at its option may reject and return at Buyer’s expense any Products that fail to conform to the requirements hereof.  Upon such rejection, Buyer shall replace such Products, or if no such replacement Products are available, credit Seller’s account for such rejected Products.  Buyer shall indemnify and hold Buyer harmless from any costs, expenses, damages and the like incurred by Seller or any third party arising from (i) any breach of Buyer’s obligations hereunder, or (ii) any negligent or willful misconduct of Buyer.  Seller shall indemnify and hold Buyer harmless from any costs, expenses, damages and the like arising from (i) any breach of Seller’s obligations hereunder, or (ii) any negligent or willful misconduct of Buyer.  The parties shall provide notice of indemnification claims and conduct the defense of any such claims in accordance with the procedures specified in the APA.

NOTWITHSTANDING THE FOREGOING, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HAVE BEEN REQUIRED TO BE PAID TO THIRD PARTIES.

13.           Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement, as a third party beneficiary or otherwise.

14.           Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received if personally delivered; (ii) the day after being sent, if sent for next-day delivery within the United States by recognized overnight delivery service (e.g., Federal Express); and (iii) upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as either party may designate as to itself by notice to the other:

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If to Seller, addressed to:	If to Buyer, addressed to:

Winland Electronics, Inc. 1950 Excel Drive Mankato, MN 56001 Attention: Chief Executive Officer	Nortech Systems Incorporated 1120 Wayzata Boulevard East, #201 Wayzata, MN 55391 Attention: Michael J. Degan

With copies (which shall not constitute notice hereunder) to:	With a copy (which shall not constitute notice hereunder) to:

Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55419 Attention: Thomas F. Steichen, Esq.	Bert Gross 7201 Metro Boulevard Edina, MN 55439

15.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota, except with respect to matters of law concerning the internal affairs of any business entity which is a party to this Agreement, and as to those matters the law of the jurisdiction under which the relevant business entity derives its powers shall govern.

16.           Entire Agreement; Amendments and Waivers.  This Agreement and the APA, together with all exhibits and schedules hereto and thereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.  No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless expressly provided in such waiver.

17.           Counterparts; Deemed Originals.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or emailed .pdf file signature page shall be deemed an original.

18.           Expenses.  Whether or not a closing occurs, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to the negotiation and execution of, and closing under, this Agreement.

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19.           Invalidity.  In the event that any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

20.           Cumulative Remedies.  Except as otherwise specifically provided in this Agreement or in the APA, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, so that the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

21.           Captions.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.

22.           Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall each (a) furnish upon request such further information; (b) execute and deliver such documents; and (c) do such other acts and things, in each case as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

23.           Relationship.  This Agreement does not make either party the employee or agent of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

24.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

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Dated this 1st day of January, 2011.

WINLAND ELECTRONICS, INC.

By:
Name:
Title:

NORTECH SYSTEMS INCORPORATED

By:
Name:
Title:

(Signature Page to Manufacturing Agreement)

COMMERCIAL BUILDING LEASE

THIS COMMERCIAL BUILDING LEASE (the “Lease”) is effective as of the 1st day of January, 2011 (the “Effective Date”), by and between WINLAND ELECTRONICSS, INC., a Minnesota corporation (hereinafter referred to as “Landlord”), and NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

Landlord hereby leases to Tenant, and Tenant leases from Landlord its office and manufacturing facility (the “Building”) and improvements (collectively, the “Improvements”) located at 1950 Excel Drive, Mankato Minnesota, 56001 and legally described on Exhibit A attached hereto an incorporated by reference, which Building and Improvements are hereinafter referred to as the “Leased Premises.”  The Building is a 58,000 square foot building consisting of 32,500 square feet of manufacturing space, 10,000 square feet of warehouse space and 15,500 square feet of office space.

TO HAVE AND TO HOLD the Leased Premises commencing on the Effective Date and ending January1, 2017 (the “Term”), subject to the following terms and conditions.

ARTICLE 1.  RENT.  Base rent shall be payable to Landlord without demand, deduction or setoff, at $5.25 per square feet, or $25,375 per month.  Tenant shall pay to Landlord during the Term of this Lease base monthly rent, on the fifth (5th) day of each and every month, without demand, deduction, or set-off, during the Term.  Tenant’s obligation to pay base rent shall commence one year after the Effective Date.  The Tenant shall be responsible for maintenance, utilities, taxes, insurance and all other payments to third parties as contemplated by this Lease.  Each installment of base rent and any additional amounts due under this Lease to be paid to Landlord shall be paid by check, payable to the order of Landlord (or such nominee as shall have been designated by Landlord to receive such payment).  A pro rata portion of such monthly base rent shall be due for any partial calendar month during the Term, in proportion to the number of days of such calendar month falling within the Term.

Beginning on the third anniversary of the Effective Date, base rent shall be increased two and one half percent (2.5%) annually through the remaining Term of the Lease.

ARTICLE 2.  TAXES AND SPECIAL ASSESSMENTS.  Tenant shall pay, when due and before penalty attaches, all real estate taxes and installments of special assessments, and any similar charges or liens due and payable during the Term hereof with respect to the Leased Premises and improvements situated thereon, provided that election shall be made to pay any special assessment over the longest period allowed by law.  For any partial calendar year within the Term of this Lease, Tenant shall be responsible for a pro rata portion of such taxes and special assessments due and payable in such calendar year in proportion to the number of days of such calendar year falling within the Term, and appropriate adjustments shall be made at the beginning of the Term and at the end of the Term.

ARTICLE 3.  MAINTENANCE AND REPAIR.  Tenant hereby accepts the Leased Premises in “As-Is” condition, and Landlord shall have no obligation to make any leasehold improvements to the Leased Premises.  Tenant shall be responsible for maintaining the interior of the Leased Premises, including all interior walls, doors, windows, ceilings, and floors in good condition and repair, reasonable wear and tear and casualty damaged excepted.  Tenant shall also make all necessary routine repairs to all building systems serving the Leased Premises, and shall keep all portions of the Leased Premises in a clean and orderly condition, including the sidewalks, curbs, drives, parking areas, landscaped areas, and passageways adjoining the same, which shall be kept free of dirt, rubbish, snow, ice and unlawful obstructions.  Tenant shall maintain, repair, and, as necessary, replace during the Term of this Lease, all foundations, structural elements, roofs and roof membranes, and major building systems in good order and repair.

ARTICLE 4.  ALTERATIONS AND ADDITIONS.  Except for non-structural alterations, additions or improvements (“Alterations”) that (i) do not exceed $10,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any building system or the structural strength of the Improvements, and (iv) do not require penetrations into the floor, ceiling, roof or walls, Tenant shall not make or permit any Alterations in or to the Leased Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld.  With respect to any Alterations made by or on behalf of Tenant requiring Landlord’s consent hereunder: (i) not less than 10 days prior to commencing any such Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord as an additional insured, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, and (iii) complete the Alterations in accordance with the plans and specifications delivered to and approved by Landlord.  All Alterations made by or on behalf of Tenant (regardless if Landlord’s consent is required hereunder) shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all laws, regulations, codes and ordinances (collectively, “Laws”).  Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease.  At the expiration or termination of this Lease, without payment by Landlord, the Alteration shall remain on the property and become the property of Landlord (except for any Alterations which are trade fixtures, which shall remain the property of Tenant), unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it and will repair any resulting damage.  At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Improvements, any building system or any other equipment or facilities serving the Improvements.

ARTICLE 5.  MECHANIC’S LIENS.  Tenant shall promptly pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Leased Premises.  Tenant shall keep the Leased Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien

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or notice of such lien be filed against the Leased Premises, Tenant shall discharge the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.  Landlord shall have the right to post and maintain on the Leased Premises notice of non-responsibility under the laws of Minnesota.

ARTICLE 6.  USE OF LEASED PREMISES; COMPLIANCE WITH LAWS; ENVIRONMENTAL COVENANTS.  The Leased Premises shall be used and occupied by Tenant for any lawful manufacturing or industrial activity that is permitted in the zoning classification in which the Leased Premises is located, and for no other purpose, and such use and occupancy shall be in compliance with all applicable Laws.  Without limiting the foregoing, Tenant shall, at Tenant’s expense, make all such improvements and alterations required by reason of Tenant’s specific use and shall comply with all Environmental Laws as hereinafter provided, and Landlord shall have no responsibility for the same.  Tenant shall indemnify, defend and hold harmless Landlord from any loss or liability incurred by reason of any failure by Tenant to comply with applicable Laws in its use and occupancy of the Leased Premises.  Notwithstanding the foregoing, Tenant shall not be required to further improve or alter the Leased Premises in order to carry out its obligations under this Article, unless the need to make such improvements is due to Tenant’s specific use of the Leased Premises or a specific act of Tenant.  Landlord shall be responsible for and make any alterations or improvements required by applicable Laws not due to Tenant’s specific use or acts.  It shall be Tenant’s obligation to obtain any permits or licenses required in connection with Tenant’s use of the Leased Premises.

As used herein, the following terms shall have the following meanings:

“Environmental Laws” — All present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protections Agency and comparable state agency) relating to the protection of human health or the environment.

“Hazardous Materials” — Pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

Tenant agrees that (i) no activity will be conducted on the Leased Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Leased Premises will be used by Tenant or Tenant’s employees, invitees, contractors or agents (“Tenant’s Agents”) for disposal of Hazardous Materials; and (iv) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Leased Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, Tenant or Tenant’s Agents causes contamination on any portion of the Leased Premises, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall

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have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this Article 6 shall survive the expiration or termination of this Lease.

ARTICLE 7.  UTILITIES.  Tenant will pay or cause to be paid when due all charges for gas, water, sewer, electricity, telephone and other utilities and services used, rendered or supplied to, upon or in connection with the Leased Premises, and Landlord shall have no responsibility to supply the same.  Without limiting Tenant’s general duty to maintain and repair, Tenant shall maintain in good order and condition during the term and any renewal term of this Lease all pipes, wires, conduits, boilers and other equipment for the provision of utility services to the Leased Premises.

ARTICLE 8.  INSURANCE.

(a)           Public Liability.  At all times during the term and any renewal term of this Lease, Tenant shall keep in full force and effect at its expense a policy or policies of commercial general liability insurance with respect to the Leased Premises and the business of Tenant and any subtenant, licensee or concessionaire, with a company licensed to do business in the State of Minnesota reasonably acceptable to Landlord, in which both Tenant and Landlord shall be named as insureds and adequately covered under reasonable limits of liability not less than $5,000,000.00 combined single limit coverage of bodily injury, property damage or combination thereof.  Landlord shall be named as an additional loss payee.  Tenant shall furnish Landlord with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of insurance.

(b)           Hazard Insurance.  At all times during the Term, Tenant shall keep in full force and effect a policy of fire and extended coverage insurance on the Improvements (including any Alterations therein or thereto) for its full insurable replacement cost, with a company licensed to do business in the State of Minnesota reasonably acceptable to Landlord, naming both Landlord and Tenant as insureds, but payable only to Landlord and containing a loss payable clause as required by any mortgagees of the Leased Premises; and shall furnish Landlord and all such mortgagees with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord and all such mortgagees shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of insurance.  Tenant may separately or under the same policy insure any trade fixtures, equipment, supplies and other personal property owned by Tenant and located upon the Leased Premises.

(c)           Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard fire and extended coverage property insurance policy, even if such loss or damage shall be brought about by the fault or negligence of the other party or its employees or agents.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of

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subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Tenant assumes all risk of damage of Tenant’s property within the Leased Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, or other cause.

ARTICLE 9.  NON-LIABILITY; COVENANTS TO HOLD HARMLESS.  Except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, or employees, Landlord shall be held harmless by Tenant from any liability for damages to any person or property in or upon the Leased Premises and the sidewalks adjoining same, including the property of Tenant and its employees and all persons in the Leased Premises at its or their invitation.  All property kept, stored or maintained in the Leased Premises shall be so kept, stored or maintained at the sole risk of Tenant.  Tenant shall be held harmless by Landlord for any damages to person or property caused by the negligence or intentional misconduct of Landlord, its agents, or employees.  Tenant’s and Landlord’s obligations under this Article 9 shall survive the expiration or earlier termination of this Lease.

ARTICLE 10.  EMINENT DOMAIN.

(a)           Entire Premises.  If substantially all of the Leased Premises shall be taken under the power of eminent domain then the term of this Lease shall cease as of the day possession shall be taken and the rent shall be paid up to that day with a proportionate refund by Landlord of such rent as may have been paid in advance.

(b)           Partial Taking.  If more than twenty percent (20%) of the floor space in the Leased Premises shall be taken under the power of eminent domain, both Landlord and Tenant shall have the right to terminate this Lease as of the day possession shall be taken by notice to the other party given within ten (10) days after possession is so taken.  If the unexpired portion of the Term shall be one (1) year or less at the date of taking of any portion of the Leased Premises, Landlord shall have the right to terminate this Lease as of the day possession shall be taken by like notice to Tenant.  Tenant shall be allowed a reasonable time not to exceed ten (10) days after any such termination to vacate the remainder of the Leased Premises, and rent shall be paid up to the day possession shall be taken or the day Tenant vacates the remainder of the Leased Premises, whichever is later.

(c)           Continuation of Lease.  In the event this Lease is not terminated pursuant to paragraphs (a) or (b) of this Article, all the terms of this Lease shall continue in effect, except that the base rent shall be reduced in proportion to the reduction in floor space in the Leased Premises as a result of the taking, and Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the Improvements so as to constitute the remaining Leased Premises a complete architectural unit.

(d)           Damages.  In any event all damages awarded for such taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the premises; provided, however, that Landlord shall not be entitled to any award made separately to Tenant for relocation benefits, for

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“going concern” value of its business, loss of business, fair value of, and cost of removal of stock and fixtures, which shall belong to Tenant.

(e)           Definition.  The term “eminent domain” shall include the exercise of any similar power and any purchase or other acquisition in lieu of condemnation.

ARTICLE 11.  DAMAGE.

(a)           Partial or Total Destruction.  In case the Leased Premises shall be partially or totally destroyed by fire or other casualty insurable under fire and extended casualty insurance so as to become partially or totally untenantable, the same, unless Landlord or Tenant shall terminate this Lease as hereinafter provided, shall be repaired or rebuilt as quickly as practicable at the cost and direction of Landlord, and the base rent shall abate during the period of repair in proportion to the portion of the floor space in the Leased Premises that is untenantable or unfit for use by Tenant in its business.

(b)           Extensive Damage; Election.  If the Improvements located on the Leased Premises shall be destroyed or damaged by fire or other casualty insurable under fire and extended casualty insurance, so as to become wholly untenantable, and:

1.             the Leased Premises cannot be repaired or restored within one hundred twenty days (120) after such damage or destruction; or

2.             the unexpired portion of the term or any renewal term of this Lease is one (1) year or less at the date of the damage;

then either Landlord or Tenant may terminate this Lease as of the date of such destruction or damage by giving written notice to the other party of such election within thirty (30) days after such damage or destruction.

ARTICLE 12.  SURRENDER; HOLDING OVER.  On the last day of the term or any renewal term hereof or on the sooner termination thereof, Tenant shall peaceably surrender the Leased Premises in good order, condition and repair, broom-clean, casualty damage and reasonable wear and tear only excepted.  Tenant shall repair any damage to the Leased Premises caused by removal of Tenant’s trade fixtures or equipment.  Any of Tenant’s property not removed on the last day of the term or any renewal term hereof or on the sooner termination thereof, shall be deemed abandoned.  In the event Tenant remains in possession of the Leased Premises after the expiration of the Term without the execution of a new lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the base rent shall be 125% of the base rent payable for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Leased Premises by summary proceedings or otherwise.  Tenant shall be liable for all damages that Landlord suffers as a result of the holdover.

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ARTICLE 13.  DEFAULT; REMEDIES.

(a)           Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Lease:

1.             Tenant shall fail to pay any installment of base rent to Landlord within ten (10) days after the due date;

2.             Tenant shall have failed to comply with any other provision of this Lease, and shall not have cured such failure within thirty (30) days after Landlord, by written notice, has informed Tenant of such noncompliance; provided, however, in the case of a default which cannot be cured, with due diligence, within a period of thirty (30) days, Tenant shall have such additional time to cure such default as may be reasonably necessary, provided that Tenant proceeds promptly and with due diligence to cure such default after receipt of said notice;

3.             Tenant shall have filed a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for it or its property, or any similar petition, or shall have made an assignment for the benefit of creditors, or an order for relief shall have been entered in any proceeding under the federal Bankruptcy Code in which Tenant is named as the debtor;

4.             Any involuntary petition of the type or similar to those referred to in Paragraph 3 of this Subsection (a) shall have been filed against Tenant, and shall not be vacated or withdrawn within sixty (60) days after the date of the filing thereof; or

5.             Tenant shall have abandoned the Leased Premises, which shall be conclusively presumed if Tenant shall vacate the premises for thirty (30) days without giving written notice of its intent to return to possession of the Leased Premises.

(b)           Remedies.  Whenever any event of default shall have occurred and be subsisting, Landlord may elect either:

1.             To cancel and terminate this Lease; or

2.             To reenter and take possession of the Leased Premises, and terminate Tenant’s right to possession of the Leased Premises, without terminating this Lease or any of Tenant’s obligations for the balance of the term of this Lease.

Landlord may at any time elect to terminate this Lease despite a prior election to exercise its remedies under Paragraph 2 above.  In the event Landlord exercises its remedies under Paragraph 2 above, it may remove all persons and property from the Leased Premises and store such property at the cost of and for the account of Tenant, may make alterations and repairs and redecorate the premises to the extent deemed by Landlord necessary or desirable, and may relet the premises, or any part thereof, for the account of Tenant, to any person, firm or corporation,

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other than Tenant, for such rent, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine; but Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant concerning such reletting.  Any rent and other amounts received by Landlord upon such reletting shall be applied first to the costs and expenses of Landlord in regaining possession of the Leased Premises, storing property removed from the premises, making alterations or repairs or redecorating the Leased Premises, and reletting the premises, including, without limitation, brokerage and reasonable attorneys fees, then to the rentals and other obligations of Tenant under this Lease, and any surplus shall be paid to Tenant.

ARTICLE 14.  TENANT”S RIGHT OF FIRST REFUSAL TO PURCHASE BUILDING.  During the Term, Landlord shall attempt to sell the Building to a third party.  If Landlord finds an interested third party to purchase the Building, Landlord shall give written notice of such interested third party to Tenant.  After receipt of such notice by Tenant, Tenant shall have ten (10) days to notify Landlord if it would like to purchase the Building on the same terms as the interested third party.  If Tenant does not give written affirmation to Landlord within ten (10) days after receipt of such notice, Landlord shall move forward with the sale of the Building to the interested third party.  If Tenant informs Landlord that it would like to purchase the Building within the ten (10) day notice period, Landlord and Tenant shall consummate such sale of the Building to Tenant within thirty (30) days.  If such ultimate sale between Tenant and Landlord is not consummated within thirty (30) days after Tenant informs Landlord of its intent to purchase the Building, Tenant may go back to the interested third party and negotiate a sale of the Building.

If Landlord does not sell the Building at the end of the Term, Tenant shall have an option to purchase the Building from Landlord, on terms and conditions acceptable to both Landlord and Tenant.  Tennant shall have such option to purchase the Building through the Term of this Lease, even if Landlord sells the Building to a third party at any time during the Term.

ARTICLE 15.  NOTICES.  Any notice required or permitted under this Lease shall be deemed sufficiently given or served when personally delivered (in person, by commercial courier service, by facsimile with confirmed transmission, or otherwise) or forty-eight (48) hours after mailed by registered or certified mail to Tenant at the address of the Leased Premises and to Landlord at the address then fixed for the payment of rent, and either party may by like written notice at any time designate a different address to which notices shall subsequently be sent.

ARTICLE 16.  GENERAL.  This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of Landlord and Tenant.  One or more waivers of any default of Tenant by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.  The consent to or approval by Landlord of any act by Tenant requiring Landlord’s consent or approval shall not waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.   Each term and each provision of this Lease performable by Tenant shall be construed to be both a covenant and a condition.  The marginal or topical headings of the several articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such articles, paragraphs or clauses.  All preliminary negotiations and all prior written agreements

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regarding the subject matter of this Lease are superseded and merged into and incorporated in this Lease.  The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.  The terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties hereto.  This Lease may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same written action.

ARTICLE 17.  QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying the rent and performing all of the terms and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby leased, subject, nevertheless, to the terms and conditions of this Lease and subject to covenants, conditions, restrictions and easements of record, if any.

ARTICLE 18.  SUBORDINATION.  Tenant agrees that its interest in the Leased Premises is and shall be subordinate to any mortgages that may hereafter be placed upon said premises and to any and all advances to be made thereunder, and to the interest thereon and all renewals, replacements and extensions thereof, provided the mortgagee named in said mortgages shall agree not to disturb Tenant’s occupancy under this Lease in the event of foreclosure if Tenant is not in default beyond applicable periods of grace.  Tenant agrees to execute such documents as may be reasonably required by such mortgagee to confirm the same.  In the event that any mortgagee elects to have the Lease a prior lien to its mortgage, then and in such event upon such mortgagee notifying Tenant to that effect, this Lease shall be deemed prior in lien to the said mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage.

ARTICLE 19.  ASSIGNMENT AND SUBLETTING.  Landlord may freely transfer the Leased Premises, subject to this Lease, and/or assign its rights under this Lease.  Upon any transfer of the Leased Premises, subject to this Lease, Landlord shall be relieved of all of its obligations under this Lease.  Tenant shall not assign this Lease or sublease all or part of the Leased Premises (voluntarily, by operation of law or otherwise) without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE 20.  NO RECORDING OF LEASE.  The parties agree not to record or register this Lease.  At the request of either party, or such party’s lender, a memorandum of this Lease in form mutually acceptable to the parties may be recorded.

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IN WITNESS, the Landlord and the Tenant have caused this Lease to be executed as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By:

Its:

NORTECH SYSTEMS INCORPORATED

By:

Its:

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Exhibit A

Legal Description

Lots Four (4) and Five (5), Block Three (3), EXCEPT that part of Lot 5 lying southerly of a line parallel with and distance 201.90 feet south of the North line of said Lot 5, Eastwood Industrial Centre, the 5 perimeter corners of which subdivision are marked with Judicial Landmarks.